EXHIBIT (h)

                                         FORM OF ADMINISTRATION AGREEMENT


         This Agreement, dated as of the 17th day of June , 1999, made by and between Alleghany Funds, a Delaware business trust (the "Trust") operating as a registered investment company under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and Alleghany Investment Services Inc. ("AIS"), a corporation duly organized and existing under the laws of the State of Illinois (collectively, the "Parties").
                                                       WITNESSETH THAT:
         WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto, and which Schedule "C" may be amended from time to time by mutual agreement of the Parties, as new Series are added to the Trust; and

         WHEREAS, the Parties desire to enter into an Administration Agreement whereby AIS will provide certain administration services to each of the Series on the terms and conditions set forth in this Agreement; and

         WHEREAS, AIS is willing to serve in such capacity and perform such administrative services under the terms and conditions set forth below; and

         WHEREAS, the Trust, on behalf of each of its Series, will provide certain information concerning the Series to AIS as set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.        Appointment
                  The Trust hereby appoints and AIS hereby accepts such appointment as Administrator to each Series of the Trust. The Trust further agrees to appoint AIS as Administrator to any additional series which, from time to time, may be added to the Trust.

Section 2.        Duties and Obligations of AIS
                  (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, AIS shall provide all administrative services to each of the Series as set forth in Schedule "A" attached hereto and incorporated by reference into this Agreement. In addition to the obligations set forth in Schedule "A", AIS shall (i) provide its own office space, facilities and equipment and personnel for the performance of its duties under this Agreement; and (ii) take all actions it deems necessary to properly execute the administration of the Series.
                  (b) So that AIS may perform its duties under the terms of this Agreement, the Board of Trustees of the Trust shall direct the Trust's Officers, Investment Advisers, Distributor, Legal Counsel, Independent Accountants, and Custodian of the Trust to fully cooperate with AIS and to provide such information, documents and advice relating to the Series as is within the possession or knowledge of such persons. In connection with its duties, AIS shall be entitled to rely, and shall be held harmless by the Trust when acting in reasonable reliance upon, the instruction, advice or any documents relating to the Series as provided by the Trust to AIS by any of the aforementioned persons. All fees charged by any such persons shall be deemed an expense of the Trust.

     (c) Any activities performed by AIS under this Agreement shall conform to the requirements of:

                           (1) the provisions of the Investment Company Act of 1940, as amended (the "Act") and the Securities Act of 1933, as amended, and of any rules or regulations in force thereunder;

     (2) any other applicable provisions of state and federal law;

     (3) the provisions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time;

     (4) any policies and determinations of the Board of Trustees of the Trust; and

     (5) the fundamental policies of the Series as reflected in its registration statement under the Act.

                  (d) AIS agrees that all records that it maintains for the Trust are property of the Trust and will be surrendered promptly to the Trust upon written request. AIS will preserve, for the periods prescribed under Rule 31a-2 under the Act, all such records required to be maintained under Rule 31a-1 of the Act.
                  (e) Nothing in this Agreement shall prevent AIS or any officer thereof from acting as administrator for or with any other person, firm or corporation. While the administrative services supplied to the Trust may be different than those supplied to other persons, firms or corporations, AIS shall provide the Trust equitable treatment in supplying services. The Trust recognizes that it will not receive preferential treatment from AIS as compared with the treatment provided to other AIS clients. AIS agrees to maintain the records and all other information of the Trust in a confidential manner and shall not use such information for any purpose other than the performance of AIS's duties under this Agreement.
                  (f) The Trust agrees that AIS may, in its sole discretion, engage the services of another entity or entities in connection with the provisions of the services under this Agreement; provided, that AIS will continue to be responsible for all services furnished to the Trust under this Agreement. At the election of the Trust, it shall be entitled to be subrogated to the rights of AIS with respect to any claims against any other entity providing services to the Trust contemplated by this Agreement as a consequence of any loss, damage, cost, expense, liability or claim if and to the extent the Trust has not been made whole for any such loss, damage, cost, expense, liability or claim.

Section 3.        Allocation of Expenses
                  All costs and expenses of the Trust shall be paid by the
                    Trust including, but not limited to:
                  (a)      fees paid to the Investment Adviser(s);
                  (b)      interest and taxes;
                  (c)      brokerage fees and commissions;
                  (d)      insurance premiums;
                  (e)      compensation  and expenses of its Trustees who are
                         not affiliated  persons of the Trust,
                           any Investment Adviser(s) or AIS;
                  (f)      legal, accounting and audit expenses;
                  (g)      custodian and transfer agent, or shareholder
                               servicing agent, fees and expenses;
                  (h)      fees and  expenses  incident  to the  registration
                         of the  shares  of the  Trust  under
                           Federal or state securities laws;
                  (i) expenses related to preparing, setting in type, printing and mailing prospectuses, statements of additional information, reports and notices and proxy material to shareholders of the Trust;
                  (j)      all expenses  incidental to holding  meetings of
                              shareholders and Trustees of the Trust;
                           and
                  (k)      such extraordinary  expenses as may arise,  including
                           litigation,   affecting   the  Trust  and  the  legal
                           obligations   which  the  Trust  may  have  regarding
                           indemnification of its officers and trustees.

Section 4.        Compensation of AIS
                  The Trust agrees to pay AIS compensation for its services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any future amendments to such Schedule "B" approved by the Parties. The Trust agrees and understands that AIS's compensation will be comprised of two components and payable on a monthly basis as follows:
                  (i) A fixed fee for each Series, together with a combined asset-based fee that the Trust hereby authorizes AIS to collect by debiting the Trusts' custody account for invoices which are rendered for the services performed. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and
                  (ii) reimbursement of any out-of-pocket expenses paid by AIS on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse AIS for such expenses within ten calendar days of receipt of such bill.
                  For the purpose of determining fees payable to AIS, the value of Series' net assets shall be computed at the times and in the manner specified in Series' Prospectuses and Statement of Additional Information then in effect.
                  During the term of this Agreement, should the Trust seek additional or fewer services or functions beyond those outlined above, or in Schedule "A" attached, a written amendment to this Agreement reflecting such shall be signed by both Parties, and any compensation stated herein may be adjusted accordingly.

Section 5.        Duration and Termination
                  (a) The term of this  Agreement  shall be for a period  of one
(1) year, commencing on the date hereof and shall continue in force from year to year thereafter, but only so long as such continuance is approved annually: (1) by AIS; and (2) by vote of a majority of the Trust's Trustees who are not "interested persons" of either Party, as such term is defined in the Act.
                  (b) The fee schedule will be fixed for a one (1) year period from the date of the Agreement. After each one (1) year period, the fee will be subject to annual review and an inflationary adjustment consistent with the actual level of services provided by AIS as compared with those services set forth in Schedule "A".
                  (c) Subject to the terms of the preceding paragraph, this Agreement may be terminated by AIS at any time without penalty upon giving the Trust one hundred eighty (180) days' written notice (which notice may be waived in writing by the Trust) and may be terminated by the Trust at any time upon giving AIS one hundred eighty (180) days' written notice (which notice may be waived in writing by AIS) provided that such termination by the Trust shall be directed or approved by the vote of a majority of its Trustees in office at the time who are not "interested persons" of either Party, as such term is defined in the Act.
                  (d) This Agreement shall extend to and shall be binding upon the Parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of AIS or by AIS without the written consent of the Trust, authorized or approved by resolution of the Trust's Board of Trustees; provided, however, no such consent shall be required with respect to an assignment to, and the Trust expressly permits the assignment of the rights and obligations hereunder to, a direct or indirect wholly-owned subsidiary of AIS (or of the direct parent corporation of AIS) to which is transferred prior to any assignment the management and personnel from AIS responsible for the Trust's operations.

Section 6.        Amendment
                  No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties.

Section 7.        Applicable Law
                  This Agreement shall be governed by the laws of the State of Illinois and the venue of any action arising under this Agreement shall be Cook County, State of Illinois.

Section 8.        Limitation of Liability
                  (a) The execution and delivery of this contract has been duly authorized by the Board of Trustees of the Trust and executed on behalf of the Trust by the undersigned officer, in that officer's capacity as an officer of the Trust. The obligations under this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any Trustee, officer or shareholder individually.
                  (b) AIS, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith, or negligence or reckless disregard on the part of AIS in the performance of its obligations and duties under this Agreement.
                  (c) Any person, even though also a director, officer, employee, shareholder or agent of AIS, who may be or become an officer, trustee, employee or agent of the Trust shall be deemed, when rendering services to such entity or acting on any business of such entity (other than services or business in connection with AIS's duties under the Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of AIS even though such person receives compensation from AIS.
                  (d) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless AIS, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which AIS may sustain or incur or which may be asserted against AIS by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by AIS in good faith; (ii) any action taken or omitted to be taken by AIS in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by AIS to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instruction of an authorized person of the Trust or upon the opinion of legal counsel for the Trust; or (iii) any action taken or omitted to be taken by AIS in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of AIS or its directors, officers, employees, shareholders or agents in cases of its or their own negligence, misconduct, bad faith, or reckless disregard of its or their own duties hereunder.
                  (e) AIS shall give written notice to the Trust within ten (10) business days of receipt by AIS of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to notify the Trust of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Trust of any liability arising under this Section or otherwise, unless such failure prejudices the Trust.
                  (f) For any legal proceeding giving rise to this indemnification, the Trust shall be entitled to defend or prosecute any claim in the name of AIS at its own expense and through counsel of its own choosing if it gives written notice to AIS within thirty (30) business days of receiving notice of such claim. Notwithstanding the foregoing, AIS may participate in the litigation at its own expense through counsel of its own choosing. If the Trust does choose to defend or prosecute such claim, then the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.
                  (g) The terms of this Section 8 shall survive the termination of this Agreement.

Section 9.        Notices
                  Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective Parties as follows:

If to the Trust:                                     If to AIS:

ALLEGHANY FUNDS                     ALLEGHANY INVESTMENT SERVICES INC.
171 North Clark Street                               171 North Clark Street
Chicago, IL  60601                                   Chicago, IL  60601
Attention:        Kenneth C. Anderson,   Attention:       Gerald F. Dillenburg,
                  President                               Senior Vice President

Section 10.       Severability
                  If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

Section 11.       Section Headings
                  Section and Paragraph headings are for convenience only and shall not be construed as part of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, together with Schedules "A", "B" and "C", to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.

ALLEGHANY FUNDS                             AIS


------------------------------              ------------------------------
By:      Kenneth C. Anderson,                    By:      Gerald F. Dillenburg,
         President                                         Senior Vice President



------------------------------              ------------------------------
Attest:                                                       Attest:

                                                   SCHEDULE "A"
                                    Fund Accounting and Administrative Services

Routine Projects
         Daily, weekly, and monthly reporting Portfolio and general ledger accounting Daily pricing of all securities Daily valuation and NAV calculation Comparison of NAV to market movement Review of price tolerance/fluctuation report
         Research items appearing on the price exception report
         Weekly costs monitoring along with mark-to-market valuations in accordance with Rule 2a-7 Preparation of monthly ex-dividend monitor Daily cash reconciliation with the custodian bank Daily updating of price and rate information to the Transfer Agent/Insurance Agent Daily support and report delivery to Portfolio Management Daily calculation of fund adviser fees and waivers Daily calculation of distribution rates Daily maintenance of each fund's general ledger including expense accruals Daily price notification to other vendors as required Calculation of 30-day adjusted SEC yields Preparation of month-end reconciliation package Monthly reconciliation of fund expense records Preparation of monthly pay down gain/loss summaries Preparation of all annual and semi-annual audit work papers Preparation and printing of financial statements Providing shareholder tax information to Transfer Agent Producing drafts of IRS and state tax returns Treasury Services including:
                  Provide Officer for the Company
                  Expense Accrual Monitoring
                  Determination of Dividends
                  Prepare materials for review by the board, e.g., 2a-7, 10f-3, 17a-7, 17e-1, Rule 144a Tax and Financial Counsel
         Monthly compliance testing including Section 817H


                Distribution and Legal, Regulatory and Board of Trustees Support

         Provide 1940 Act attorney to assist in organization
         Prepare agenda and background materials for legal approval at Board Meetings; make presentations where appropriate; prepare minutes; follow up on issues
         Review and file Form N-SAR
         Review and file annual and semi-annual financial reports Assist in preparation of fund Registration Statements Review of all sales material and advertising
         Coordinate all aspects of the printing and mailing process with outside printers for all shareholder
        publications
         Support for all quarterly board meetings
         Preparation of proxy materials for one meeting per two year period Annual update of Post-Effective Amendment (PEA) Prospectus supplements, as needed Consultations regarding legal issues as needed SEC audit report Arrange insurance and fidelity bond coverage Support for one special board meeting per year and consent votes where needed One additional PEA (other than annual update) One exemptive order application Assist with marketing strategy and product development

Special Projects*
         Proxy material preparation for additional meetings beyond one per two year period N-14 preparation (merger document) Additional PEAs beyond two per year Prospectus simplification Additional exemptive order applications beyond one per year Extraordinary non-recurring projects - e.g., arranging CDSC financing programs Basic sales, mutual funds, and product training to branch and sales representatives

*Charged on a project-by-project basis.

                          INDIVIDUAL RETIREMENT ACCOUNT ADMINISTRATIVE SERVICES

*        Process  new  accounts,   verify  completeness  of  application  forms;
         establish  new  account   records  with  standard   abbreviations   and
         registration formats, including proper account identification codes.

     *  Examine  and  process   contributions  and  invest  monies  received  in
accordance with the written instructions of the Shareholders.

     * Process transactions upon receipt of proper documentation and in accordance with the terms of the IRA documentation.

*        Reinvest income dividends and capital gains distributions.

     * Send a confirmation to the proper person(s) with respect to each transaction in the account.

* Examine and process requests for distributions, subject to receipt of required legal documents; verify eligibility of the recipient and make payments.

*        Establish  a record  of types  and  reasons  for  distributions  (i.e.,
         attainment  of  age  59-1/2,   disability,   death,  return  of  excess
         contributions, etc.).

*        Record method of distribution requested and/or made.

* Distribute the account in the event of death as required in writing by the Shareholder/Beneficiary, subject to receipt of required legal documents.

*        Receive and process designation of the beneficiary forms.

*        Examine   and   process   requests   for   direct   transfers   between
         custodians/trustees, transfer and pay over the successor assets in the account and records pertaining thereto as requested.

* Send to each Shareholder/Beneficiary/Employer notices, prospectuses, account statements, proxies and other documents or communications relating to fund shares; send such other notices, documents or other communications to Shareholders/Beneficiaries/Employers as the fund may direct.

*      Maintain records of contributions, distributions, and other transactions.

* Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Plan, including but not limited to, an annual fair market value report, Forms 1099R and 5498 and file with the IRS and provide to Shareholder/Beneficiary.

* Send Shareholder/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

* Answer Shareholder/Beneficiary telephone, written or other inquiries concerning the IRA.

*        Process requested changes to account information.

*        Retain   original   source   documents,   such  as   applications   and
         correspondence, microfilm original source documents, as required.

* Respond to research inquiries from fund or as requested by Custodian if Custodian is directed by the fund.

*        Perform applicable withholding for accounts.

*        Purge "closed" accounts as directed by the fund.

                                                   SCHEDULE "B"

                                                   FEE SCHEDULE

       Each Fund will pay the Administrator on the first business day of each month a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

I.     ADMINISTRATION FEES:

     .06% of less than $2 billion of the aggregate average daily net assets of the Funds; and

     .05% of aggregate average daily net assets of the Funds of at least $2 billion but not more than $7 billion; and

     .045% of the Funds' aggregate average daily net assets over $7 billion.

II.    CUSTODY LIAISON FEES:

     $10,000 for average daily net assets of a Fund less than $100 million; and

     $15,000 for average daily net assets of a Fund of at least $100 million but not more than $500 million; and

               $20,000 for average daily net assets of a Fund over $500 million.

III.   OUT-OF POCKET EXPENSES:

The Administrator shall be entitled to collect all out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to, the following:

         -        Postage of Board meeting  materials and other materials to the
                  Trust's  Board  members  and  service   providers   (including
                  overnight or other courier services)
         - Telecommunications charges (including FAX) with respect to communications with the Trust's trustees, officers and service providers
         -        Duplicating charges with respect to filings with federal and state authorities
                  and Board meeting materials
         -        Courier services
         -        Pricing services
         -        Forms and supplies for the preparation of Board meetings and other materials for the Trust by the Administrator
         -        Vendor set-up charges for Blue Sky services
         -         Customized programming requests
         -        Travel expenses
         -        Such other expenses as are agreed to by the Administrator and the Trust

IV.      IRA ADMINISTRATIVE SERVICES

         Shareholder Account Fees:          $15.00 per account per year

         The account fee shall be waived for shareholders who maintain an aggregate IRA balance of $50,000 or greater.

                                                   SCHEDULE "C"

                                                As of June 17, 1999


                                             IDENTIFICATION OF SERIES

Below are listed the Series to which services under this Agreement are to be performed as of the execution date of this Agreement:

                           ALLEGHANY FUNDS

                           Alleghany/Chicago   Trust   Growth  &   Income   Fund
                           Alleghany/Chicago       Trust      Balanced      Fund
                           Alleghany/Chicago Trust Bond Fund Alleghany/Chicago Trust Municipal Bond Fund Alleghany/Chicago Trust Money Market Fund Alleghany/Chicago Trust Talon Fund
                  Alleghany/Montag  &  Caldwell  Growth  Fund - Class  N  shares
                           Montag & Caldwell Growth Fund - Class I shares Alleghany/Montag & Caldwell Balanced Fund - Class N shares Montag & Caldwell Balanced Fund - Class I shares Alleghany/Chicago Trust Small Cap Value Fund Alleghany/Veredus Aggressive Growth Fund Alleghany/Blairlogie Emerging Markets Fund - Class N and Class I
                           Alleghany/Blairlogie International Developed Fund -
                                   Class N and Class I


This Schedule "C" may be amended from time to time by agreement of the Parties.